Exhibit 23.1

PLS CPA, A Professional Corporation

s 4725 MERCURY STREET SUITE 210 s SAN DIEGO s CALIFORNIA 92111 s

s TELEPHONE (858) 722-5953 s FAX (858) 761-0341 s FAX (858) 764-5480 s

s E-MAIL changgpark@gmail.com s

January 4, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of Coconnect, Inc. of our report dated on April 30, 2015 on our audit of the financial statements of Coconnect, Inc. as of December 31, 2014, and the related statements of operation, stockholders’ equity and cash flow for the year then ended.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.